Exhibit 10.13

May 24, 2021

Stephanie Coon Via Email

Re: Offer of Employment

Dear Stephanie,

It is my great pleasure to extend you an offer of employment with Vital Farms, Inc. (the “Company”) beginning on August 9, 2021, or such earlier date as we may mutually agree (the “Start Date”). Our success has been built on providing the highest quality, ethically produced food, full transparency about our farms and standards, top-shelf service to our customers and care for our crew. We feel your experience, skill set, passion and energy are a fantastic fit. We have a great thing going and want you to help us get to the next level and beyond.

Your initial position will be Senior Vice President, Strategy, reporting into the Chief Executive Officer and performing such duties as are normally associated with these positions and such duties as are assigned to you from time to time. You initially will work remotely from your residence in Endicott, New York until such time as mutually agreed to by you and the Company. This is a full-time position. As an exempt salaried employee, you will devote substantially all of your business time and attention to the business of the Company and will not be eligible for overtime compensation.

Your initial base salary will be at the rate of $11,923.07 bi-weekly, which equates to $310,000 on an annualized basis (“Base Salary”), payable in accordance with the Company’s standard payroll practices and subject to applicable deductions and withholdings.

If you execute this letter and commence employment in accordance with this letter, you will be advanced a one-time sign-on bonus of $50,000, subject to applicable deductions and withholdings, which will be earned in full on the twelve (12)-month anniversary of the Start Date (the “Sign-On Bonus”). The Sign-On Bonus will be payable in a lump sum payment on the Company’s first regular payroll date following your Start Date, provided that you remain employed by the Company on such date. If you resign from employment with the Company before the twelve (12)-month anniversary of the Start Date, you will be obligated to, and hereby agree to, repay a prorated portion of the net, after-tax amount of the Sign-On Bonus paid out to you on or before the termination date, based on the number of days you were employed by the Company prior to your resignation. You agree that if you are obligated to repay all or a portion of the Sign-On Bonus, the Company may deduct, in accordance with applicable law, any such amount from any payments the Company owes you, including but not limited to any regular payroll amount and any expense payments. You further agree to pay to the Company, within thirty (30) days of your effective termination date, any remaining unpaid balance of the unearned

Sign-On Bonus not covered by such deductions.

You will also be eligible to participate in the 401(k) plan maintained by the Company, which currently provides for a bi-weekly employer contribution equal to 3% of your earnings (subject to IRS employer contribution limits), as well as a $40 per month internet reimbursement (while working from home), a

$40 per month cell-phone reimbursement, and reimbursement of other reasonable business expenses in accordance with the Company’s policies on expense reimbursement. As a leader in our company, you are eligible for time off under our management time off policy and will not be subject to the standard PTO limits. You will be entrusted to manage your work and time off in accordance with such policy and the business and operational needs of the Company.

Additionally, you will be eligible to earn a discretionary annual bonus (the “Annual Bonus”) at an annual target amount of 50% of your Base Salary. Whether any Annual Bonus is awarded will be based upon the Company’s assessment of your performance and the Company’s attainment of goals as set by the Board of Directors in its sole discretion. Following the close of each fiscal year, the Company will determine in its sole discretion whether it will award you an Annual Bonus and the amount of any such Annual Bonus. No amount of the Annual Bonus is guaranteed, and in addition to the other conditions for being awarded such compensation, you must be an employee in good standing on the Annual Bonus payment date to be eligible to earn and receive an Annual Bonus. No partial or prorated bonuses will be provided. The Annual Bonus, if any, will be paid in accordance with the Company’s standard payroll practices, including the withholding of any applicable deductions and taxes. Notwithstanding the foregoing, for fiscal year 2021, provided you remain employed in good standing through the end of the year, you will be eligible to receive an Annual Bonus, in an amount as determined by the Board of Directors based on goals set by the Board of Directors and pro-rated based on the number of days you were employed by the Company in fiscal year 2021.

Subject to your continued service with the Company and to the approval of the Company’s Board of Directors (or authorized committee), for fiscal year 2021, you will be granted an option to purchase shares of the Company’s common stock (the “Option”) with a value of $375,000, calculated by the Company using the Black Scholes model based on the closing price of the stock on the Start Date. The exercise price per share will be equal to the closing price per share of the Company’s common stock on the date of grant. Additionally, you will be granted a Restricted Stock Unit (the “RSU”) with a value of

$125,000, calculated by dividing this amount by the closing price of the stock on the Start Date. If granted, the Option and RSU will vest in three (3) equal annual installments, measured from your Start Date, and subject to your continued service with the Company through each such vesting date. The Option and RSU will be subject to the terms and conditions applicable to such awards granted under the Company’s 2020 Equity Incentive Plan (the “Equity Plan”) and the applicable award agreement. [You will not be eligible for any additional grants made to similarly situated executives in fiscal year 2021.]

In fiscal year 2022, subject to your continued service with the Company and to the approval of the Company’s Board of Directors (or authorized committee), you will be granted an annual equity award for shares of the Company’s common stock (the “Anticipated Award”) with a grant date fair value of

$275,000 (“Anticipated Grant Value”), determined under applicable accounting guidance. If granted, the Anticipated Award will vest in three (3) equal annual installments, measured from the date of grant, and subject to your continued service with the Company through each such vesting date. The Anticipated Award will be subject to the terms and conditions applicable to such awards granted under the Equity Plan and applicable award agreement.

Your employment is subject to the Company’s personnel policies and procedures as they may be interpreted, adopted, revised or deleted from time to time in the Company’s sole discretion. You will be eligible to participate on the same basis as similarly-situated employees in the Company’s benefit plans in effect from time to time during your employment. All matters of eligibility for coverage or benefits under any benefit plan shall be determined in accordance with the provisions of such plan. The Company reserves the right to change, alter, or terminate any benefit plan in its sole discretion. An overview of our current benefit plans will be provided.

As set forth above, your employment with the Company will, at all times, be “at will” which means that either you or the Company may terminate your employment at any time for any reason, with or without advance notice.

This offer is contingent on your satisfying the eligibility requirements for employment in the United States and upon your completion of background screening to the satisfaction of the Company in its sole discretion. In connection with your employment with the Company, you will receive and have access to Company confidential information and trade secrets. Accordingly, enclosed with this offer letter is an Employee Confidential Information, Inventions, Non-Solicitation and Non-Competition Agreement which contains restrictive covenants and prohibits unauthorized use or disclosure of the Company’s confidential information and trade secrets, among other obligations. Please review the Employee Confidential Information, Inventions, Non-Solicitation and Non-Competition Agreement and only sign it after careful consideration.

By signing this letter you are representing that you have full authority to accept this position and perform the duties of the position without conflict with any other obligations and that you are not involved in any situation that might create, or appear to create, a conflict of interest with respect to your loyalty to or duties for the Company. You specifically warrant that you are not subject to an employment agreement or restrictive covenant preventing full performance of your duties to the Company. You agree not to bring to the Company or use in the performance of your responsibilities at the Company any materials or documents of a former employer that are not generally available to the public, unless you have obtained express written authorization from the former employer for their possession and use. You also agree to honor all obligations to former employers during your employment with the Company.

By signing this letter, you acknowledge that the terms described in this letter, together with the Employee Confidential Information, Inventions, Non-Solicitation and Non-Competition Agreement, set forth the entire understanding between us and supersedes any prior representations or agreements, whether written or oral; there are no terms, conditions, representations, warranties or covenants other than those contained herein. No term or provision of this letter may be amended, waived, released, discharged or modified except in writing, signed by you and an authorized officer of the Company, except that the Company may, in its sole discretion, adjust the rate of pay, salaries, incentive compensation, stock plans, benefits, job titles, locations, duties, responsibilities, and reporting relationships.

This is an exciting time for our business and for our industry. We are confident that your talents and abilities will be a fantastic addition to the Vital Farms crew! This offer of employment will expire if not accepted on or before May 31st, 2021. Please indicate your acceptance of this offer by signing below and returning along with the executed Employee Confidential Information, Inventions, Non-Solicitation and Non-Competition Agreement.

Sincerely,

Vital Farms, Inc.

/s/ Russel Diez-Canseco

Name: Russell Diez-Canseco

Title: President and Chief Executive Officer ACCEPTED AND AGREED TO:

/s/ Stephanie Coon

Stephanie Coon

5/30/2021

Date: